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                                                                     EXHIBIT 3.1


                AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF
              INCORPORATION, AS AMENDED, OF NOVATEL WIRELESS, INC.

     Novatel Wireless, Inc., a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

     1. The name of the Corporation is Novatel Wireless, Inc.

     2. The Corporation's Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 21, 2000, a Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation was filed on December 20, 2001, a Corrected Certificate of Designation of the Series A Convertible Preferred Stock of the Corporation was filed on December 20, 2001 (the "Corrected Certificate of Designation") and an Amendment to the Corporation's Corrected Certificate of Designation was filed on May 29, 2002.

     3. The Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by adding to Article IV thereof the following new paragraph (C):

        "(C) Effective as of 12:01 a.m., Eastern Standard Time, on October 29, 2002 (the "Effective Time"), each fifteen (15) shares of Common Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "Old Shares") shall automatically be reclassified and converted (the "Reverse Stock Split"), without any action on the part of the holder thereof, into one (1) share of Common Stock. The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, and (ii) the average of the closing price per share of the Old Shares on the 20 trading days immediately prior to the Effective Time, as officially reported on The Nasdaq National Market. No interest shall be payable on the Cash-in-Lieu Amount."

     4. The foregoing Amendment to the Corporation's Amended and
Restated Certificate of Incorporation, as amended, was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                            [Signature Page Follows]
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     IN WITNESS THEREOF, the Corporation has caused this certificate to be signed by its Senior Vice President, Finance, Chief Financial Officer and Secretary this 28th day of October, 2002.


                                 NOVATEL WIRELESS, INC.


                                 By:  /s/ Melvin L. Flowers
                                      ---------------------
                                          Melvin L. Flowers

                                 Senior Vice President, Finance, Chief Financial Officer and Secretary